Exhibit 99.1

Corporate News
Investor Relations Department Phone: 1-646-290-6400 www.arotech.com

FOR IMMEDIATE RELEASE
AROTECH ANNOUNCES COURT DENIAL
OF MOTION TO DISMISS CLASS ACTION CASE
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Case will move to discovery phase next

Ann Arbor, Michigan, March 31, 2009 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, announced that its motion to dismiss as a matter of law the class action case brought against it in Federal District Court for the Eastern District of New York (Akerman v. Arotech Corporation et al., 07 CV 1838 (RJD)) has been denied.

“We are obviously very disappointed that our motion was denied,” said Arotech Chairman and CEO Robert S. Ehrlich. “We intend to continue to defend ourselves vigorously in this matter,” continued Ehrlich. “In this connection, it is important to reiterate that this claim is covered by insurance up to the limit of our coverage, which is $25 million, and that we have already booked the charge for the policy deductible,” concluded Ehrlich.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:
Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the effect of any share repurchases by Arotech. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

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